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                                                                 EXHIBIT 5.1

                            [COOLEY GODWARD LETTERHEAD]



September 2, 1998


InVision Technologies, Inc.
7151 Gateway Blvd.
Newark, California  94560


Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by InVision Technologies, Inc. (the "Company") of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission covering the offering for resale of 180,000 shares of the Company's Common Stock (the "Shares"), with a par value of $0.001, issuable upon exercise of a warrant held by Donald & Co. Securities Inc. (the "Warrant").

In connection with this opinion, we have examined the Registration Statement, the Company's Certificate of Incorporation and Bylaws, as amended, the Warrant and related warrant agreement, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in accordance with the terms of the Warrant, will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

Very truly yours,

Cooley Godward LLP

/s/ Patrick A. Pohlen

Patrick A. Pohlen